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470572.001(B&F)

                                                               Exhibit 10.23


                              APOLLON/LOYOLA UNIVERSITY
                 SPONSORED/COLLABORATIVE RESEARCH & LICENSE AGREEMENT


         This Agreement, effective as of the 15th day of July, 1996 (the "Effective Date"), between Apollon, Inc., One Great Valley Parkway, Malvern, Pennsylvania 19355-1423 ("APOLLON") and Loyola University (the "University") relates to APOLLON'S funding of a research project at the University. In consideration for the promises and other obligations reflected herein, Apollon and the University agree as follows:

         1. APOLLON and the University will collaborate in a research project (Collaborative Research Project) in the field of facilitated genetic, immunization technology and plasmid constructs and their application to the development of therapeutic and/or prophylactic vaccines for papilloma virus infection as more fully described in the attached proposal, set forth in Appendix A hereto. The University's activities under the Collaborative Research Project will be under the direct supervision of Martin Kast, Ph.D., who shall be the Principal Investigator hereunder. During the term of this Agreement, the Principal Investigator and the University shall not enter into any agreements with third parties in the field covered by this Agreement.

         2. During the term of this Agreement, APOLLON shall pay to the University, the sum of $100,000 payable in quarterly installments of $25,000 at the end of each quarter to support the University's participation in the Collaborative Research Project.

         3. The University shall report to APOLLON in writing the results and status of its research under this Agreement within thirty (30) days after the end of each one (1) year period hereunder. Further, the University and Principal Investigator agree that personnel participating in research hereunder shall be available to Apollon personnel at times mutually agreed upon for the purpose of discussing the progress of the Sponsored Research Program, and that the Principal Investigator shall make an oral presentation of the results and status of his research under this Agreement at Apollon's place of business at least once every six (6) months. Reports hereunder shall be sent to:

                                 Leslie Coney, Ph.D.
                                    APOLLON, Inc.
                               One Great Valley Parkway
                           Malvern, Pennsylvania 19355-1423

         4. The University will promptly inform APOLLON of any potentially patentable inventions arising out of research performed under this Agreement. Title to any invention or

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APOLLON/LOYOLA UNIVERSITY
Sponsored/Collaborative Research & License Agreement
Page 2 of 5

discovery conceived or reduced to practice solely by The University personnel in the performance of this research shall remain with The University; provided, however, that The University hereby grants to APOLLON an irrevocable, royalty-free nonexclusive license to make, have made, use and sell such invention or discovery including the right to sublicense its Affiliates for the term of any patent thereon. The expenses in connection with filing and prosecution of any such patent applications, United States and/or foreign, and the maintenance of issued patents thereon shall be borne by the University. Inventions conceived or reduced to practice hereunder by The University personnel jointly with employees of APOLLON shall be jointly owned. The expenses in connection with filing and prosecution of any jointly owned patent applications, United States and/or foreign, and the maintenance of issued patents thereon shall be borne by APOLLON. The University hereby grants to APOLLON an option to acquire an exclusive license to make, have made, use and sell any invention or discovery, under any patent or patent application arising hereunder, with the right to sublicense. The license shall be at a reasonable royalty rate and shall extend to all fields of use. The term of exclusivity and the royalty shall be negotiated within three (3) years from the U.S. filing date of the patent or patent application(s) for which the exclusive license is sought.

         5.(a) The University and Principal Investigator agree to provide APOLLON with copies of all proposed publications, abstracts or oral presentations arising out of or in connection with test results or research conducted hereunder at least sixty (60) days in advance of the expected publication or presentation date. In the event APOLLON is of the opinion that such publication, abstract or presentation would constitute the disclosure of subject matter proprietary to APOLLON or the premature publication of patentable subject matter, APOLLON shall promptly notify the University in writing, and the University shall delay publication or presentation of such article or abstract for a period of ninety (90) days until either (a) a United States patent application shall have been filed, or
(b) the relevant teaching shall have been sufficiently deleted from the proposed publication, abstract or presentation in order to preclude public disclosure of the subject matter. Thereafter the University shall have the right to publish the research results except, however, the University shall not publish subject matter proprietary to APOLLON without the prior express written consent of APOLLON.

              (b) Except as otherwise provided, herein, neither party shall use the name of the other party in any advertising, publicity or news releases related to any actions or work

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APOLLON/LOYOLA UNIVERSITY
Sponsored/Collaborative Research & License Agreement
Page 3 of 5


undertaken pursuant to the terms of this Agreement without the prior written consent of the other party.

         6. Except as is necessary for APOLLON to practice commercially under the rights granted herein, all proprietary information disclosed by either party to the other hereunder shall be received by the receiving party (including all appropriate employees, agents and independent contractors) in strictest confidence and used solely in furtherance of this Agreement, and shall be accorded the same degree of confidentiality and secrecy with which the receiving party holds its own most confidential information of a similar nature but in no event less than reasonable care. Such confidential information shall not be disclosed to any persons other than: (i) employees or agents of the receiving party or independent contractors employed by the receiving party who have reasonable need for access to such information in connection with the receiving party's performance under this Agreement and who are bound to the receiving party by a written agreement of confidentiality containing terms consistent with those contained in this Paragraph; and (ii) governmental authorities, as required, to obtain necessary regulatory clearances. Information shall not be deemed to be proprietary information and such restrictions shall not apply to any such information: (a) which is, or subsequently may become, within the knowledge of the general public, without the fault of the receiving party,
(b) which is known to the receiving party prior to the time of receipt thereof from the disclosing party, as shown by competent written records, (c) which is proved to have been developed by the receiving party, independently and wholly without resort to the proprietary information of the disclosing party, as shown by competent written records; or (d) which is subsequently rightfully obtained without confidential restriction from sources other than the disclosing party.

         7. For purposes of this Agreement and in connection with any activity of the University hereunder, the University shall at all times be an independent contractor and not an employee or agent of APOLLON. The University's activities in connection with the Collaborative Research Project will be conducted by the University at its own risk. The University shall have full authority and responsibility for its activities under the Collaborative Research Project. People working for the University under the Collaborative Research Project shall be faculty, staff, employees, agents or students of the University and shall not be employees of APOLLON. Employees of APOLLON who participate in the Collaborative Research Project shall do so at the risk and cost of APOLLON.

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APOLLON/LOYOLA UNIVERSITY
Sponsored/Collaborative Research & License Agreement
Page 4 of 5

         8. This Agreement shall be effective as of the Effective Date and shall, along with the Collaborative Research Project, terminate one (1) year thereafter, unless extended by mutual written agreement, or unless terminated earlier. APOLLON and the University may both terminate this Agreement upon six
(6) months written notice. Termination of this Agreement shall not affect the parties' rights and obligations incurred hereunder prior to such termination.

         9. APOLLON may, without the prior written consent of the University, assign this Agreement or any of its rights or obligations hereunder to any parent, subsidiary or affiliate of APOLLON. Such assignee may, without the prior written consent of the University, assign such Agreement or rights or obligations hereunder back to APOLLON or to any parent, subsidiary or affiliate of APOLLON without the prior written consent of the University. Neither this Agreement nor any of the rights or obligations of the University hereunder shall be assignable or otherwise transferable by the University without the prior written consent of APOLLON.

         10. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and as such supersedes all previous written and oral negotiations, agreements, contracts, representations, letters of intent, understandings and commitments with respect thereto. This Agreement may be modified, discharged, amended, or extended only by a writing signed by a duly authorized representative of the parties.

         11. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania. In the event of any dispute arising hereunder, the University agrees that personal jurisdiction and venue in any suit between APOLLON and the University shall be exclusively in either the United States District Court for the Eastern District of Pennsylvania or the Court of Common Pleas of Chester County, Pennsylvania.

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APOLLON/LOYOLA UNIVERSITY
Sponsored/Collaborative Research & License Agreement
Page 5 of 5

IN WITNESS WHEREOF, and intending to be bound hereby, the parties have caused this Agreement to be signed by their duly authorized representatives.

APOLLON, INC.

By: /s/ Richard A. Carrano
   --------------------------------
Name: Richard A. Carrano, Ph.D.
Title: Vice President, Technology Development and Regulatory Affairs
Date: 7/18/96

AGREED TO AND ACCEPTED BY:
LOYOLA UNIVERSITY

By: /s/ J.A. Robinson
   --------------------------------
Name:  J.A. Robinson, M.D.
Title: Associate Dean of Research, Medical School Administration
Date:  7/24/96


MARTIN KAST, Ph.D.

By: /s/ Martin Kast
   --------------------------------
Name:  Martin Kast, Ph.D.
Title: Program Director Cancer Immunology
Date:  7/26/96

                                   EXTENSION OF THE
                 SPONSORED/COLLABORATIVE RESEARCH & LICENSE AGREEMENT


This Extension, dated as of this 25 day of July, 1997, shall serve to extend the term of the SPONSORED/COLLABORATIVE RESEARCH & LICENSE AGREEMENT, Effective July 1, 1996, which is attached hereto as Appendix A and made a part hereof ("The Agreement"), by and between APOLLON, INC. ("Apollon") and LOYOLA UNIVERSITY ("The University").

WHEREAS, Apollon and The University have entered in The Agreement; and

WHEREAS, Apollon and The University wish to extend the term of The Agreement;

NOW THEREFORE, in consideration of the premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

    1. The term of The Agreement is hereby extended for a period of one (1) year, from July 15, 1997 through July 14, 1998.

    2. During the term of this Extension to The Agreement, Apollon shall pay to The University, the sum of One Hundred Thousand Dollars ($100,000), payable in quarterly installments of Twenty-Five Thousand Dollars ($25,000) at the beginning of each calendar quarter to support The University's participation in the Collaborative Research Project. The funds shall be expended in accordance with the Budget, LU #8085, attached hereto as Appendix B and made a part hereof.

    3. The Collaborative Research Project, in the field of facilitated genetic immunization technology and/or gene therapy and plasmid constructs and their application to the development of therapeutic and/or prophylactic vaccines for papilloma virus infection, shall be carried out by Martin Kast, Ph.D., as more fully described in the attached Research Proposal, set forth in Appendix C hereto and made a part hereof.

    4. Except as modified by this Extension, all of the terms and conditions of The Agreement shall remain in full force and effect.

EXTENSION
APOLLON/LOYOLA UNIVERSITY
SPONSORED/COLLABORATIVE RESEARCH
& LICENSE AGREEMENT
Page 2 of 2


IN WITNESS WHEREOF, and intending to be bound hereby, the parties have caused this Extension to be signed by their duly authorized representatives.

AGREED TO AND ACCEPTED BY:

APOLLON, INC.

By: /s/ Richard Ciccarelli
   --------------------------------
Name: Richard Ciccarelli, Ph.D.
Title: VP, Research & Development
Date: September 26, 1997

LOYOLA UNIVERSITY

By: /s/ J. Robinson
   --------------------------------
Name:  J. Robinson, M.D.
Title: Associate Dean of Research, Medical School Administration
Date: 10/1/97

MARTIN KAST, PH.D.

By: /s/ W. Martin Kast
   --------------------------------
Name: W. Martin Kast Ph.D.
Title: Program Director Cancer Immunology
Date: 9/29/97